SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) November 26, 1996
                     AMERICAN COMMUNICATIONS SERVICES, INC.
             (Exact name of registrant as specified in its charter)



       Delaware                    0-25314              05-0440761
(State or other jurisdiction    (Commission          (IRS Employer
       of incorporation)         File Number)        Identification No.)


       131 National Business Parkway, Annapolis Junction, Maryland 20701

               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code   (301) 617-4200




          (Former name or former address, if changed since last report)




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Item 5. Other Events.
---------------------

                  On December 2, 1996 American Communications Services, Inc., a Delaware corporation (the "Company" or "ACSI") announced organizational changes at ACSI.

                  Richard A. Kozak has been named President and Chief Executive Officer for ACSI's Corporate Services Division and will be responsible for leading ACSI's substantial funding efforts, in both the equity and debt markets, as well as overseeing ACSI's finance and investor relations functions. Mr. Kozak has also been named acting Chief Financial Officer of ACSI, replacing Harry D'Andrea who recently resigned that position.

                  George M. Tronsrue, III has been named President and Chief Operating Officer for ACSI's Strategy and Technology Development Division. In this position he will be responsible for leading ACSI into new markets and services, as well as developing strategic relationships designed to provide ACSI with growth and distribution channels in support of an accelerated growth plan. Mr. Tronsrue will also oversee ACSI's network development, strategic planning, and business development functions.

                  In announcing a new executive appointment, ACSI has named Jack Reich, as President and Chief Executive Officer for ACSI's Communications Services Division. Prior to joining ACSI, Mr. Reich most recently served as President managing Ameritech's Custom Business Service Organization responsible for full business marketing to Ameritech's largest customers for telecommunications services, advanced data services, electronic commerce and managed services/outsource initiatives. Prior to that, he served in executive level positions at MCI and ROLM Corp. In his capacity with ACSI, Mr. Reich will be responsible for leading the sales, marketing and operational efforts of ACSI's local dialtone and access services to IXCs and end users, as well as the company's advanced data services business. This will include the development and management of both retail and wholesale distribution channels to aggressively penetrate ACSI's targeted markets during 1997 and beyond.

                  Riley M. Murphy, as General Counsel and Executive Vice President of Legal and Regulatory Affairs, will continue to be responsible for the legal and regulatory functions to support each of the three divisions.

     Messrs. Kozak, Tronsrue, Reich, and Ms. Murphy will report to Mr. Pompliano as Executive Chairman of the Board.

     The Company and Mr. Reich have entered into an employment agreement dated as of November 26, 1996 (the "Employment

Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Reich's employment with the Company commenced on December 2, 1996 and will continue until December 31, 2000, unless earlier terminated pursuant to the terms of the Employment Agreement. Thereafter, the Employment Agreement may be extended for an additional one year period upon the mutual agreement of the parties. Pursuant to the terms of the Employment Agreement, Mr. Reich is entitled to receive an annual base salary of $250,000, subject to 10% annual increases based on the attainment by the Company of certain operating goals set by the board. He is also entitled to receive annual bonuses ranging from $150,000 to $350,000 based on the attainment by the Company of certain operating goals set by the board. Mr. Reich is entitled to a $100,000 signing bonus and was granted options to purchase an aggregate of 1,200,000 shares of the Company's common stock at a per share exercise price of $9.375.

                  With respect to 800,000 shares covered by the options, the options vest as to 200,000 shares annually commencing in December 1997. The option vests as to the remaining 400,000 shares on December 31, 2002; provided that the options will vest as to 100,000 shares annually commencing January 1998 for each year during the original term of the agreement that the Company attains certain operating goals. In order for the options to vest, Mr. Reich must continue to be employed by the Company, except that the options vest and become exercisable in their entirety upon a change in control of the Company and, in certain instances, upon a termination of Mr. Reich's employment. Once exercisable as to any shares, the options remain exercisable as to such shares for a period of five years.

                  If Mr. Reich's employment is terminated by the Company for any reason other than for cause or upon Mr. Reich's voluntary resignation prior to December 31, 1998, Mr. Reich is entitled to receive a lump sum payment equal to his then current base salary for two years. If such termination is after December 31, 1998, Mr. Reich is entitled to receive a lump sum payment equal to the greater of his then current base salary for one year or his then current base salary for the period from the date of such termination through December 31, 2000. The Employment Agreement requires Mr. Reich to maintain the confidentiality of the Company's confidential information. Mr. Reich is also precluded from competing with the Company for a period of up to two years after the termination of his employment with the Company.

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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated:  December 10, 1996




                                          AMERICAN COMMUNICATIONS SERVICES, INC.
                                                        (Registrant)

                                                   By:  /s/ANTHONY J. POMPLIANO
                                                            Anthony J. Pompliano
                                                           Chairman of the Board

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